Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 11, 2023
	Contact:	Nelli Madden 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES DIVIDEND INCREASE

FREEHOLD, NJ, January 11, 2023…......On January 11, 2023, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) announced today that its Board of Directors approved a 2.5% increase in the Company’s quarterly common stock dividend, raising it to $0.205 per share from $0.20 per share. The dividend is payable March 15, 2023, to shareholders of record at the close of business on February 15, 2023. This represents an annual dividend rate of $0.82 per share.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce a third consecutive annual increase of our common stock dividend. UMH is well positioned for earnings growth as a result of the redemption of our preferred stock and our solid community operating performance. We have inventory of homes available for sale and rent that should lead to increased occupancy, revenue and sales profits in the short term. The economic environment is uncertain and challenging, but we anticipate continued strong demand for our product and hope to be in a position for additional future dividend increases.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 134 manufactured home communities containing approximately 25,600 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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A NYSE Company: Symbol - UMH

since 1968